EXHIBIT 99

EMPIRE PETROLEUM ANNOUNCES PARTICIPATION IN LOUISIANA OIL AND NATURAL GAS DEVELOPMENT PROGRAM

TULSA, OK – (MARCH 18, 2026) – Empire Petroleum Corporation (NYSE American: EP) ("Empire" or the "Company"), an oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana, today announced it has elected to participate in a new oil and natural gas development program in Louisiana that represents a meaningful addition to the Company’s ongoing development activities.

Empire has completed its due diligence and elected to participate in a three-well development program targeting proven formations in Louisiana. While the program targets hydrocarbon-bearing formations, the actual oil-to-gas mix will be established through ongoing development. As part of its participation, Empire will hold a 25% working interest in the initial well, with the Company’s portion of drilling and completion costs funded through the issuance of approximately 700,000 shares of Empire common stock. The Company believes the opportunity aligns with its focus on developing projects with solid economic fundamentals and manageable capital requirements.

The operator recently drilled, cored, and logged the initial test location in Louisiana and transmitted to Empire detailed subsurface data supporting a completion decision. Based on the operator’s subsurface evaluation and analysis (logs and core data), the interval includes several productive sand zones, and core samples confirmed liquid and gas hydrocarbons. The well had a solid hydrocarbon flare while holding over 9,100 psi (pounds per square inch) of back pressure with 16.5+ lb/gal drilling mud, demonstrating strong reservoir pressure. The test location lies within the East Perkins Field in Calcasieu Parish, Louisiana, in a portion of the reservoir that sits higher in the formation than nearby legacy production.

Completion operations on the initial well are expected to begin in April 2026, with initial production testing to follow. The well represents the first development opportunity within a broader prospect area that includes two more locations, which together offer additional potential development targets within the same structural trend.

“This opportunity aligns with the kind of development work that complements our existing operations,” said Mike Morrisett, President & CEO of Empire. “We appreciate the comprehensive technical work completed to date and look forward to participating in the next phase of this development. This participation also opens the opportunity to evaluate potential future midstream-adjacent opportunities that could, over time, provide stable and recurring cash flow.”

The Louisiana program supports Empire’s ongoing efforts to grow production and reserves through selective development of established resource areas. Additional updates will be provided as the operations progress.

ABOUT EMPIRE PETROLEUM

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy, and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2025, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, future commodity prices, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, including inflation, tariffs and interest rates, uncertainties associated with legal and regulatory matters, successful completion of the Company’s rights offering commenced in February 2026, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

CONTACTS

Empire Petroleum Corporation

Mike Morrisett

President & CEO

539-444-8002

Info@empirepetrocorp.com

Kali Carter

Communications & Investor Relations Manager

918-995-5046

IR@empirepetrocorp.com